Exhibit 23.8

CONSENT OF EXPERT

Reference is made to SSR Mining Inc.’s Annual Report on Form 40-F for the year ended December 31, 2019 (the “Report”), and the information contained in the Report that I prepared, or reviewed and approved.

In connection with the Registration Statement on Form S-8 of SSR Mining Inc., I, Jeremy W. Johnson, consent to the use of my name and references to the Report, or portions thereof, in the Registration Statement and to the inclusion or incorporation by reference of information derived from the Report in the Registration Statement.

Dated this 15th day of September, 2020.

Yours truly,

/s/ Jeremy W. Johnson

Jeremy W. Johnson, SME Registered Member